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                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "AGREEMENT"), is made and entered into as of the 20th day of December, 1995, by and between Steck-Vaughn Publishing Corporation, a Delaware corporation ("SV"), on the one hand, and Summit Learning, Inc., a Colorado corporation ("SELLER") and American Educational Products, Inc., a Colorado corporation ("AEP"), on the other hand.

                                    RECITALS

     WHEREAS, Seller is engaged in the business (the "BUSINESS") of marketing, selling and distributing educational products and materials through, among other methods, direct mail catalogues;

     WHEREAS, SV desires to buy, through the payment of cash and certain other consideration, and Seller desires to sell, substantially all assets owned by Seller, all on the terms and conditions set forth herein; and

     WHEREAS, Seller is a wholly-owned subsidiary of AEP, and AEP, in order to induce SV to enter into this Agreement and consummate the transactions contemplated, hereby, has agreed to be a party to this Agreement and make certain representations, warranties and indemnities as more fully set forth below;

     NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

    1.1 ASSETS. On the terms and subject to the conditions of this Agreement, on the Effective Date (as defined in Section 1.3), Seller shall sell to SV, and SV shall purchase from Seller, the following assets (collectively, the "ASSETS"), free and clear of any and all liens, charges, security interests, options, claims or other encumbrances of any nature whatsoever ("LIENS AND ENCUMBRANCES"), but not including the Excluded Assets (as defined in
Section 1.2.1 below):

           1.1.1 ACCOUNTS RECEIVABLES. All "RECEIVABLES," which shall consist of all accounts and notes receivable of Seller of every nature whatsoever, but not including any receivable that has been outstanding for more than one hundred eighty (180) days as of the Effective Date ("SELLER'S RECEIVABLES");

           1.1.2 INVENTORY. All inventories of Seller of every nature whatsoever, including, without limitation, finished materials, work-in-process and raw materials, spare and replacement parts, packaging materials and miscellaneous supplies of Seller of every nature


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whatsoever and wherever located, including without limitation at warehouses, depositories, printers or any of Seller's facilities (the "INVENTORY"), other than the Excluded Inventory, as defined in Section 2.7 below;

           1.1.3 FURNITURE AND EQUIPMENT. All furniture, fixtures, equipment and other tangible property used in Seller's Business (the "FURNITURE AND EQUIPMENT") including, without limitation, office equipment and supplies, computer systems (hardware and software), telephone systems, warehouse assembly, storage, packaging and distribution equipment, and fixtures and tenant improvements to the extent SV leases from AEP Seller's premises, all as set forth on SCHEDULE 1.1.3 attached hereto;

           1.1.4 PREPAID EXPENSES. All prepaid expenses of Seller of every nature whatsoever, including, without limitation, lease advances and deposits, royalty or contract advances or deposits, deposits and prepaid amounts for teacher, customer and other mail order lists, and other similar types of advances to suppliers, contractors, utilities and other persons and entities;

           1.1.5 INTELLECTUAL PROPERTY. Any and all intellectual property of Seller of every nature whatsoever, including without limitation (i) all patents, trademarks, trade names (including, without limitation, the names "Summit Learning" and "Young Explorers"), service marks and copyrights (whether registered or unregistered), (ii) all registrations and applications therefor,
(iii) all licenses with respect thereto, (iv) all goodwill appurtenant thereto,
(v) all customer, "house," and prospect lists and databases, and (vi) all post-Closing rights, claims or choses in action relating to or deriving from any of the foregoing (collectively, the "INTELLECTUAL PROPERTY"), which Intellectual Property is set forth on SCHEDULE 2.10.2 and 2.10.3 attached hereto;

           1.1.6 DEVELOPMENT AND PROMOTIONAL ASSETS. All sales, marketing, advertising and promotional materials of Seller of every nature whatsoever, whether pre- or post-production or publication, including without limitation manuscripts, catalogues, edited works-in-process, mechanicals, camera copy, flats, plates, color separations, intermediate film, final plate-making film, magnetic disks, artwork, photographs, transparencies, recording masters, computer diskettes and digitized masters pertaining to Seller's catalogues or the Business (the "DEVELOPMENT ASSETS"), and including without limitation those Development Assets listed (with their location) on SCHEDULE 1.1.6 attached hereto;

           1.1.7 ASSIGNED CONTRACTS. Except for any Excluded Liabilities (as defined in Section 1.2.2 hereof) and Excluded Contracts (as defined in Section
1.2.3 hereof), all Seller's right, title and interest in and to all contracts arising from or entered into in connection with Seller's Business (the "ASSIGNED CONTRACTS"), which Assigned Contracts shall consist of (i) all sales and purchase orders, if any, for Seller's products entered into in the ordinary course of business and on hand as of the Effective Date and (ii) oral and written contracts, agreements, licenses and leases, if any, including without limitation agreements with writers, artists, photographers, consultants and collaborators, agreements for outside art and production work, agreements with depositories for warehousing and order fulfillment, catalogue printing


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agreements, sales agreements, agreements with suppliers and vendors for the acquisition or distribution of products, confidentiality, invention and similar agreements with employees and consultants, and other agreements entered into in Seller's ordinary course of business, to the extent such contracts, agreements, licenses and leases are both set forth on SCHEDULE 1.1.7 hereto and are designated in writing by SV as Assigned Contracts prior to the Closing Date (collectively, the "ASSIGNED CONTRACTS");

           1.1.8 BOOKS AND RECORDS. Subject to Section 5.3 below, all books and records, files, documents, papers and agreements (including, without limitation, information relating to customers, manufacturers, contractors, suppliers and vendors) pertaining to the Assets or otherwise to Seller and the Business (the "BOOKS AND RECORDS");

           1.1.9 OTHER ASSETS. All other assets, tangible or intangible, of Seller of every nature whatsoever, including, without limitation, all transferable business licenses, permits and equivalent documents pertaining to the Business, all computer programs (including Seller's rights, if any, to object code, source code and documentation thereof or therefor), data bases and software used by Seller in connection with the Business, and all technical, marketing, promotional and other information, practices and procedures relating to the business or operations of Seller, including, without limitation, research and development, inventions, know-how, processes, ideas and trade secrets and any documentation thereof and all claims and rights related thereto;

           1.1.10 ACQUIRED ASSETS. All assets of like kind to those listed in Sections 1.1.1 to 1.1.9 that have been acquired by Seller for use in connection with the Business between the date hereof and the Effective Date; and

           1.1.11   GOODWILL.  All goodwill of Seller and the Business.

    1.2    EXCLUSIONS.

           1.2.1 EXCLUDED ASSETS. Notwithstanding anything to the contrary herein, the Assets shall not include the following (the "EXCLUDED ASSETS"): any Assets which have been disposed of, sold or consumed since the date hereof in the ordinary course of business on a basis consistent with past practice, any receivable that has been outstanding for more than one hundred eighty (180) days as of the Effective Date, and the Excluded Inventory (as defined in Section 2.7 below).

           1.2.2 EXCLUDED LIABILITIES. Except as specifically set forth in this Agreement, SV shall not assume or accept any of Seller's liabilities. Without limiting the generality of the foregoing, SV shall not assume or accept any of the following liabilities (the "EXCLUDED LIABILITIES"):

                         (i) for taxes, whether federal, state, local or foreign or assessments of any kind, including interest, additions to tax or penalties


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                              applicable thereto with respect to the operation
                              of the Business prior to the Effective Date;

                        (ii) arising out of any intercompany transactions between Seller and AEP or any subsidiary thereof or person or entity affiliated therewith;

                       (iii) arising out of any performance, nonperformance or improper performance of the Assigned Contracts prior to the Effective Date, including any royalties and commissions payable on sales made prior to the Effective Date;

                        (iv) for warranty claims made after the Effective Date for service, repair, replacement and similar work with respect to Assets sold, licensed or leased or services provided prior to the Effective Date (except as set forth in Section 4.7 hereof);

                         (v) for product liabilities arising with respect to Assets sold, licensed or leased or services provided prior to the Effective Date;

                        (vi) arising out of any alleged damage to the environment or any liability for environmental cleanup costs arising out of occurrences, circumstances or actions commencing or in existence prior to the Effective Date;

                       (vii) for any judicial or administrative action, suit, proceeding or investigation, pending or threatened on, or based on events occurring prior to, the Effective Date, relating to Seller, AEP or the Assets;


                      (viii) for noncompliance with or violations of any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other governmental authorization or approval prior to the Effective Date applicable to Seller, AEP, the Business or the Assets;

                        (ix) for any agreements, contracts or arrangements entered into prior to the Effective Date with Seller's employees (except to the extent any such agreement is an Assigned Contract);

                         (x) arising out of or related to any Excluded Contracts either before or after the Effective Date, except as specifically set forth herein;


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                        (xi)  for any notes payable or other obligations of
                              Seller occurring prior to the Effective Date; and

                       (xii)  for any trade liabilities of Seller.

           1.2.3 EXCLUDED CONTRACTS. For purposes of this Agreement, the term "EXCLUDED CONTRACTS" shall be those contracts, agreements, leases and licenses that are not Assigned Contracts pursuant to Section 1.1.7 above. Seller shall use its best efforts to terminate or give notice of termination regarding each Excluded Contract on or before the Closing Date. In the event that, following the Closing Date, Seller or SV discovers any additional contract, agreement, lease or license that should have been listed on Schedule 1.1.7, then SV shall have the right, but not the obligation, to designate such subsequent contract, agreement, lease or license as an Assigned Contract or an Excluded Contract, and Seller shall take such action as is required under this
Section 1.2.3 or under Section 4.1.6, as appropriate.

    1.3    CLOSING AND EFFECTIVE DATE.

           1.3.1 TIME AND PLACE. The closing (the "CLOSING") of the transactions contemplated under this Agreement (the "TRANSACTIONS") will take place simultaneously in person or by facsimile at the principal offices of SV, 8701 North MoPac Expressway, Suite 200, Austin, Texas 78759, and at the principal offices of AEP, 5350 Manhattan Circle, Suite 210, Boulder, Colorado 80303, on December 20, 1995, at 1:00 p.m. central standard time, or at such other time and place as to which the parties agree in writing (the "CLOSING DATE"), and the transaction shall be deemed effective, for accounting and other purposes, as of 12:01 a.m. on December 1, 1995 (the "EFFECTIVE DATE").

           1.3.2    TRANSFER.

                (a) PURCHASE PRICE AND ASSETS. At the Closing, simultaneously with the delivery by SV to Seller of the Purchase Price less the Holdback Amount (as those terms are defined in, and in accordance with the provisions of, Section 1.5), Seller shall deliver and transfer to SV (for delivery to a wholly-owned subsidiary of SV) the Assets, free and clear of any and all Liens and Encumbrances.

                (b)  SELLER DELIVERIES.  In addition to that set forth in
    Section 1.3.2(a), at the Closing, Seller shall execute and deliver to SV (i) a Bill of Sale in the form attached hereto as EXHIBIT A, (ii) an Assignment and Assumption Agreement in the form attached hereto as EXHIBIT B, (iii) assignments of Intellectual Property in forms reasonably acceptable to SV and Seller, (iv) an executed officer's certificate (from each of Seller and AEP) in the form attached hereto as EXHIBIT C-1, (v) a Non-Competition Agreement, also executed by AEP, in the form attached hereto as EXHIBIT F,
    (vi) a good standing certificate (or the available equivalent thereof) from the State of Colorado with respect to Seller and AEP and dated within ten
    (10) days prior to the Closing Date, and (vii) such other bills of sale, instruments of assignment and other appropriate documents as may be reasonably requested by SV in order to carry out the Transactions. Seller


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    shall also cause its counsel, Neuman & Cobb, to issue and deliver its opinion to SV in the form attached hereto as EXHIBIT E.

                (c) SV DELIVERIES. In addition to that set forth in Section 1.3.2(a), at the Closing, SV shall execute and deliver to Seller (i) an Assignment and Assumption Agreement in the form attached hereto as EXHIBIT B, (ii) an executed officer's certificate in the form attached hereto as EXHIBIT C-2, (iii) an executed lease in the form attached hereto as EXHIBIT D, (iv) SV's counterpart of Seller's and AEP's Non-Competition Agreement in the form attached hereto as EXHIBIT F and (v) such other documents as may be reasonably requested by Seller in order to carry out the Transactions.

    1.4 ALLOCATION OF PURCHASE PRICE. SV and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in SCHEDULE 1.4 hereto. SV and Seller agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

    1.5 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the sale by Seller to SV of the Assets shall equal Five Million Dollars ($5,000,000), as adjusted in accordance with Section 1.5(c) below. Such Purchase Price shall be delivered in accordance with the foregoing:

                (a) CASH AT CLOSING. At the Closing, SV shall deliver to Seller by wire transfer the Purchase Price (as adjusted pursuant to Section 1.5(c) below) less Three Hundred Thousand Dollars ($300,000) (the "HOLDBACK AMOUNT"), which Holdback Amount is subject to adjustment and payment in accordance with the following subsections. The parties hereto acknowledge and agree that of the Holdback Amount, $250,000 shall be deemed the "INVENTORY AND PAYABLES HOLDBACK" and $50,000 shall be deemed the "RECEIVABLES HOLDBACK."

                (b) CONSUMER CATALOGUE ADJUSTMENT. On or before January 31, 1996, SV shall deliver to Seller a statement, prepared in accordance with Generally Accepted Accounting Principles and consistent with SV's past accounting practices, setting forth the Gross Margin (as defined below in this subsection) earned by SV between the Effective Date and December 31, 1995, on orders received and shipped within that period solely and directly from the consumer catalogue portion of Seller's Business (the "CONSUMER CATALOGUE BUSINESS"). Upon receipt by Seller of SV's determination of Gross Margin, the Gross Margin shall be agreed to by the parties in accordance with the procedure set forth in subsection (e) below. Following determination of the Gross Margin, the Holdback Amount shall be increased by the value of such Gross Margin. For purposes of this subsection, the "GROSS MARGIN" shall equal the gross revenues earned by SV from the Consumer Catalogue Business during the applicable time period, less SV's costs of goods, freight, insurance, taxes and reasonably allocable expenses of fulfilling such orders.


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                (c)  ADJUSTMENT FOR EFFECTIVE DATE INVENTORY VALUE AND
    RECEIVABLES VALUE. On or before the Closing Date, Seller and SV shall jointly determine (1) a good faith estimate of the Inventory Value (as defined in Section 2.7 below) as of the Effective Date and (2) the value of the Receivables as of the Effective Date (the "RECEIVABLES VALUE"). In the event that the parties are unable to agree on the estimated Effective Date Inventory Value or the Receivables Value, final determination may be submitted for resolution by arbitration in accordance with Section 10.10 hereof, at the election of either party. Upon determination of the estimated Effective Date Inventory Value and the Receivables Value, the Purchase Price shall be decreased or increased, as the case may be, by
    (i) the amount by which the estimated Inventory Value is less or greater than One Million Four Hundred Sixty-Seven Thousand Dollars ($1,467,000) and
    (ii) the amount by which the Receivables Value is less than or greater than One Million Three Hundred Six Thousand Dollars ($1,306,000).

                (d) FINAL DETERMINATION OF EFFECTIVE DATE INVENTORY VALUE. On or before January 31, 1996, Seller and SV, together with their respective accountants and auditors, shall jointly determine the actual Inventory Value as of the Effective Date; in the event that the parties are unable to agree on the actual Effective Date Inventory Value, final determination may be submitted for resolution by arbitration in accordance with Section 10.10 hereof, at the election of either party. Upon determination of the actual Effective Date Inventory Value, the Purchase Price shall be decreased or increased, as the case may be, by the amount by which the actual Inventory Value is less or greater than the estimated Effective Date Inventory Value determined as of the Closing Date (the "INVENTORY VALUE DIFFERENTIAL"). The Holdback Amount shall be increased or decreased by the amount of the Inventory Value Differential, and paid in accordance with subsection (h) below; any decrease in excess of the Holdback Amount shall be promptly refunded by Seller to Steck-Vaughn following the determination.

                (e) DETERMINATION OF GROSS MARGIN. Following delivery, in writing, of SV's determination of the Gross Margin, Seller shall have the right to review (including discussions with SV's personnel relating to the preparation of such accounting) the work papers of SV utilized in determining the Gross Margin. The Gross Margin shall be binding on the parties unless Seller presents to SV, within ten (10) business days after Seller's receipt of SV's initial determination of the Gross Margin, written notice of disagreement specifying the nature and extent of the disagreement. In the event that, within ten (10) business days after the SV receives a timely notice of disagreement, the parties are unable to resolve such disagreement, the disagreement may, at the election of either party, be submitted for resolution by arbitration in accordance with Section 10.10 hereof. The Gross Margin shall be deemed to be binding on the parties and a final determination shall be deemed to occur upon: (i) Seller's failure to deliver a notice of disagreement within ten (10) business days of its receipt of the Gross Margin, (ii) SV's receipt of Seller's unconditional written waiver of its right to provide notice of disagreement, (iii) written resolution of any disagreement by mutual agreement of the parties, or (iv) resolution of the disagreement in accordance with Section 10.10 below.


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                (f)  GUARANTY OF RECEIVABLES.  As soon as practicable following
    May 31, 1996, but in no event later than June 30, 1996, SV shall prepare and deliver to Seller a schedule (the "RECEIVABLES SCHEDULE"), certified as to accuracy by SV's chief financial officer, setting forth the amount of Receivables collected and not collected by SV following the Closing Date, including in such determination the amount, if any, of Seller's Receivables collected by SV after the Closing Date. As to any and all uncollected Receivables, the Receivables Schedule shall identify the customer, the amount uncollected and the number of collection contacts made by SV in an effort to recover same. In the event that the Receivables Schedule certifies that SV has not collected at least ninety-five percent (95%) of the Effective Date Receivables Value (including and giving credit for any Seller's Receivables collected by SV) and at least ninety-five percent of receivables from the Consumer Catalogue Business for the period from the Effective Date until December 31, 1995 (to the extent such receivables were considered in calculation of the Gross Margin) (the "CONSUMER CATALOGUE RECEIVABLES"), then the Holdback Amount shall be reduced by (i) the amount that the collected Receivables (including and giving credit for any Seller's Receivables collected by SV) is less than ninety-five percent (95%) of the Effective Date Receivables Value and (ii) the amount that the collected Consumer Catalogue Receivables is less than ninety-five percent (95%) of such Consumer Catalogue Receivables; any reduction of the Holdback Amount in excess of the Holdback Amount shall be promptly paid by Seller to Steck-Vaughn following such determination. Thereafter, to the extent SV subsequently collects additional Receivables or Consumer Catalogue Receivables (up to the ninety-five percent guaranty), SV shall, as appropriate, reverse any reduction in the Holdback Amount or reimburse the collected amount directly to Seller. SV shall assign to Seller any Receivables remaining uncollected to the extent the Holdback Amount has been reduced in accordance with the provisions of this Section 1.5(f). In addition, from and after the time that SV has collected at least ninety-five percent (95%) of the Effective Date Receivables Value (including and giving credit for any Seller's Receivables collected by SV) and at least ninety-five percent of the Consumer Catalogue Receivables, SV shall pay promptly to Seller any revenue thereafter collected from Seller's Receivables.

                (g) PAYMENT OF TRADE ACCOUNTS PAYABLE. At the Closing, Seller shall have prepared checks for the payment of all outstanding trade accounts payables of Seller as of the Effective Date, as certified in writing by the Chief Financial Officer of Seller. Concurrently with the Closing, Seller and SV shall jointly undertake to mail such checks in a manner reasonably acceptable to SV, in satisfaction of all of Seller's trade accounts payable not previously paid. Following the Closing Date, should SV discover at any time or from time to time that there remains outstanding any unpaid trade account payable or liability arising out of the operation of Seller's Business prior to the Effective Date, which payable or liability otherwise would be an Excluded Liability hereunder, SV shall provide Seller with written notice of same and, if Seller fails to pay or otherwise satisfy such outstanding payable or liability within fifteen (15) days following the date of such notice, SV shall have the right, but not the obligation, to pay such payable or liability. Any payment made by SV under this subsection shall be first applied against and reduce the Holdback Amount; in the event that the Holdback Amount has been


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    exhausted or paid to Seller, then, within ten (10) business days following receipt of written demand from SV, Seller shall reimburse to SV the amount of any trade account payable or liability paid by SV under this Section 1.5(g).

                (h) PAYMENT OF HOLDBACK AMOUNT. On or before January 31, 1996, upon determination of the final Inventory Value and the Gross Margin, SV shall pay to Seller by wire transfer that portion of the Holdback Amount representing the Inventory and Payables Holdback, net of any Inventory Value Differential or Gross Margin adjustment, and net of any Excluded Liabilities paid by SV on behalf of Seller. On or before June 30, 1996, any Holdback Amount not previously paid to Seller or exhausted from reduction in accordance with the terms of this Section 1.5 or Section 9.3 below (the "HOLDBACK REMAINDER") shall be paid by SV to Seller by wire transfer. In addition, SV shall pay to Seller interest on the Holdback Remainder (but not on any Holdback Amounts previously paid or reduced in accordance with this
    Section 1.5) at the rate of two percentage points above the prime rate of interest as charged by First Interstate Bank, N.A., or any successor thereto, at the time of payment, and pro-rated for the period of time for which the Holdback Remainder was outstanding.

    1.6 LEASE OF PREMISES. From the Closing Date through December 31, 1997, SV shall lease from AEP pursuant to the document attached as EXHIBIT D hereto (the "LEASE") 14,100 square feet of office and warehouse space, along with all furniture, fixtures, equipment and improvements thereon and therein (to the extent not purchased by SV as Assets hereunder), at the premises that comprise Seller's current office and warehouse space in Fort Collins, Colorado (the "PREMISES"), on such terms and conditions as set forth in the Lease. Such terms and conditions shall include the following: (i) SV shall have the right from time to time to lease the other space in such premises at then prevailing market rates, and, subject to SV's agreement to lease such space at then-prevailing market rates, Seller shall exercise any termination right it may have with respect to any tenant in the premises from time to time as necessary to provide to SV the benefits of such right to lease, and (ii) SV shall have the option to extend, on a year-to-year basis, the Lease, with each such extension at then-prevailing market rates; however, such option shall not be binding on any subsequent owner of the Premises, so long as such subsequent owner is not controlled, controlling, under common control with, or otherwise an affiliate of Seller or AEP.

    1.7 EMPLOYEE MATTERS. SV, in its sole discretion, may offer employment to Seller's employees effective on the first business day following the Effective Date. Attached hereto as SCHEDULE 1.7 is a listing of each employee of Seller, along with each employee's title or position, base salary, and entitlement to incentive compensation, commission or other performance-based compensation. Seller employees who become employed by SV shall be entitled to participate in SV's standard employment benefit package and 401(k) Retirement Plan as in effect from time to time, and in accordance with SV's policies and conditions of participation in effect from time to time. Except as set forth above, all other obligations, commitments and liabilities with respect to Seller's employees shall remain the sole responsibility of Seller, and Seller shall fully indemnify SV with respect thereto.


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                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    For purposes of this Article II, the phrase "MATERIALLY ADVERSE" means, with respect to any event, circumstance, inaccuracy, error, obligation, breach, default, liability, loss, damage or amount ("BREACHES"), that such Breaches individually or in the aggregate have had, or in the future could reasonably be expected to have (assuming that the Business is conducted as presently conducted), a material adverse impact on the financial condition, results of operations, properties, assets, liabilities or businesses of Seller or AEP. As an inducement for SV to enter into this Agreement, each of Seller and AEP represents and warrants that each of the following statements is true and correct as of the date hereof, and will be true and correct as of the Effective Date and the Closing Date, except as expressly set forth in the Disclosure Schedule attached hereto as SCHEDULE 2, specifying by number the representation qualified, PROVIDED that any specific disclosure made with reference to one or more sections below shall be deemed disclosed with respect to each other section as to which such disclosure is relevant provided that such relevance is clearly apparent:

    2.1 EXISTENCE AND RIGHTS. Each of Seller and AEP (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Colorado and (ii) has the corporate power and authority, licenses and rights to own its properties, to carry on its Business as now conducted and to make and carry out the Transactions. Seller has no equity interests, direct or indirect, in any partnership, joint venture, corporation or other business entity. The copies of the Articles and Bylaws of Seller, which have been previously delivered to SV, are complete and correct. Each of Seller and AEP is duly qualified and in good standing in each jurisdiction in which the character of its Business makes such qualification necessary, except for such jurisdictions in which such party's failure to be so qualified would not be Materially Adverse.

    2.2 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement and Transactions by each of Seller and AEP have been duly authorized by all necessary corporate and other action and do not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other person. This Agreement has been duly executed and delivered by each of Seller and AEP and is a legal, valid and binding obligation of each of Seller and AEP, enforceable against Seller and AEP in accordance with its terms. The Bill of Sale, Assignment and Assumption Agreement and all other agreements and documents contemplated hereunder (the "RELATED AGREEMENTS"), when delivered at Closing, will have been duly executed and delivered by Seller and AEP, as appropriate, and will be legal, valid and binding obligations of Seller and AEP, enforceable against each of Seller and AEP in accordance with each of their respective terms.

    2.3 NO CONFLICT. The execution, delivery and performance by each of Seller and AEP of this Agreement and the Related Agreements will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any agreement, indenture, undertaking or other instrument to which Seller or AEP is a party or by which they or any of the Assets may be bound or affected, except for any such modification, breach or default which is not Materially Adverse; (ii) to the best of Seller's and AEP's knowledge, violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government; (iii) violate any provision of the Articles of Incorporation or Bylaws of Seller or of AEP; or (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien or Encumbrance on any of the Assets.

    2.4 TITLE. Seller has good, clear and marketable title to, or the legal right to use without further payment, all of the Assets, in each case free and clear of any and all Liens and Encumbrances, except as set forth in the Disclosure Schedule. None of the Assets are located outside the United States. Except as set forth in the Disclosure Schedule, no person has the power to terminate any of the Assigned Contracts for any reason whatsoever, including, without limitation, the exception of this Agreement or performance of the Transactions.

    2.5 FINANCIAL MATTERS. Prior to the date hereof, each of AEP and Seller has delivered to SV, and SV acknowledges receipt of, Balance Sheets as of December 31, 1993, December 31, 1994, and September 30, 1995 and Statement of Operations for the years ended December 31, 1993, and December 31, 1994, and the nine-month period ended September 30, 1995 (the "FINANCIAL STATEMENTS").

           2.5.1 FINANCIAL CONDITION. The Financial Statements and all other financial statements and historical data submitted in writing by Seller or AEP to SV in connection with the Transactions: (i) are true and correct in all material respects as of the date thereof, (ii) were prepared in accordance with Generally Accepted Accounting Principles consistently applied and (iii) fairly and accurately present the financial condition of Seller or AEP, as applicable, as of the dates thereof and the results of the operations of Seller and AEP for the periods covered thereby. Neither Seller nor AEP has knowledge of any material liabilities or guarantees, matured or unmatured, contingent or otherwise, as of the respective dates of the Financial Statements not accurately reflected in the Financial Statements, and none have arisen since that time except in the ordinary course of business, all of which are reflected in the books and records of Seller and AEP. Any reserves established by Seller or AEP in the Financial Statements were and continue to be adequate for all anticipated losses and costs in excess of expected receipts.

           2.5.2 RECEIVABLES. The Receivables arose in the ordinary course of business consistent with past practices pursuant to contracts, agreements, leases and licenses that are enforceable in accordance with their respective terms. All conditions precedent to the obligations of the account debtors on the Receivables due on or prior to the date hereof have been fully satisfied and Seller has performed its obligations required on or prior to the date hereof under each agreement, contract, license or lease pursuant to which any of the Receivables were generated. None of such account debtors has any offset or recoupment rights or has asserted any offset or recoupment rights with respect to its obligation to pay any of the Receivables. Seller does not know of any specific reason why any individual Receivable is not collectible in the ordinary course of business. As of the Closing Date, neither Seller nor AEP has executed any assignment of any of its rights with respect to the Receivables.

           2.5.3 NO UNDISCLOSED LIABILITIES. There are no outstanding material claims, liabilities or obligations of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, other than: (i) liabilities and obligations that are fully reflected, accrued or reserved against on the Financial Statements, for which the reserves are appropriate and reasonable; or
(ii) other liabilities and obligations incurred since September 30, 1995, in the ordinary course of business consistent with past practices, none of which are material.

    2.6 NO SUBSEQUENT CHANGES. Except for the Transactions, since September 30, 1995, each of Seller and AEP has conducted its Business in the ordinary course and consistent with past practices. There has not been (i) any transfer, lease or other disposition of any of the Assets or the acquisition of any assets or properties, except in the ordinary course of business consistent with past practices; (ii) any cancellation or compromise of any debt or claim, except in the ordinary course of business consistent with past practices; (iii) any waiver or release of any rights (other than rights related to Excluded Assets) under any Assigned Contract or of value to Seller, except for any such waiver or release which will not be Materially Adverse; (iv) any transfer or grant of any rights under any Intellectual Property; (v) any damage to, or destruction or loss of Assets (whether or not covered by insurance) in excess of $25,000; (vii) any actual or threatened in writing cancellations by customers, suppliers or manufacturers of any material Assigned Contract; (viii) any material change in any accounting principle or method used by Seller or AEP for either income tax or financial reporting purposes; (ix) any write-offs or write-downs of the Inventory or the Receivables other than in the ordinary course of business consistent with past practices; (x) any agreement to take any action described in this Section 2.6; and (xi) any Materially Adverse change (whether or not covered by insurance), or any occurrence or event which could reasonably be expected to result in a Materially Adverse change.

    2.7 INVENTORY. The Inventory consists of items of a quantity and quality usable or salable in the ordinary course of business consistent with sales over the last year. Seller is not under any material liability or obligation with respect to the return of Inventory in the possession of other parties (whether or not affiliated with Seller). Seller has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the finished goods, raw materials, services, supplies or component products required for its Business. For purposes of this Agreement, the term "INVENTORY VALUE" shall equal, as of the Effective Date, the value of the Inventory, which value shall be based on and limited to vendors' invoices for such inventory, as reduced for Inventory no longer appearing in Seller's catalogues, for Inventory consisting of prior versions of products, and for Inventory of which Seller has in excess of the number of units sold, licensed or leased in the preceding one year period (collectively, the "EXCLUDED INVENTORY").

    2.8 PRODUCT LIABILITY. There are no statements, citations or decisions by any governmental or regulatory body that any product marketed, distributed, sold, license or leased at any time by Seller ("PRODUCT") is defective or fails to meet in any material respect any standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any Product. There is no (i) fact known to Seller relating to any Products that impose upon Seller (or SV upon consummation of the Transactions) a duty to recall any Product or a duty to warn its customers or any other consumer of a defect in any Product, or
(ii) latent or overt design, manufacturing or other defect known to Seller in any Product.

    2.9 INSURANCE. The Assets which are of an insurable character are insured against loss or damage by fire and other risks, and Seller (or AEP on behalf of Seller) has liability and worker's compensation insurance with independent carriers, in each case to the extent and in the manner customary for companies engaged similar business or owning similar assets.

    2.10   INTELLECTUAL PROPERTY.

           2.10.1 LICENSES. Seller has proper and effective licenses (which cover all uses by Seller, and after the Effective Date, SV, and their respective distributors and licensees) for the Business (as heretofore conducted by Seller), for the duration granted by applicable law. True and complete copies of all such licenses (as amended to date) have been delivered to SV. All costs, expenses, royalties, payments and commissions required to be paid in connection with the foregoing through the date hereof (and for the purposes of Section 5.1, through the Effective Date) have been paid in full by Seller. Seller and its distributors and licensees have (and after the Effective Date, SV will have) proper and effective licenses or grants of authority to use the work product of writers, artists, photographers, consultants and other persons connected with the design, development, recording, programming, duplication, publication and distribution of the Products and catalogues to the extent necessary for the Business.

           2.10.2 COPYRIGHTS. A true and complete listing of all of Seller's copyrights, whether registered, unregistered or pending registration, which comprise a portion of the Intellectual Property is set forth in SCHEDULE 2.10.2. Good and sufficient copyright notice has been affixed to each piece of copyrighted Intellectual Property.

           2.10.3 TRADEMARKS. Seller owns only the Trademarks (whether registered or under common law) set forth in SCHEDULE 2.10.3, and has not granted any options, licenses or rights therein. Seller possesses (and after the Effective Date, SV will possess) the license or right to use for the duration granted by applicable law (and without the need for royalty or other payments) all Trademarks necessary or used to conduct the Business.

           2.10.4 NON-INFRINGEMENT AND LITIGATION. Except as disclosed in the Disclosure Schedule, Seller (i) is not violating, infringing on or otherwise acting adversely with respect to, any intellectual property or any right of privacy of any party (whether or not an affiliate) in the operations of the Business, (ii) has not received any notice from any third party and does not know of any third party who has asserted any claim concerning such an infringement, violation or adverse acts, or (iii) does not know of any reasonable basis for any such claims by a third party. To Seller's best knowledge, no person or entity is violating, infringing on or otherwise acting adversely with respect to any of the Intellectual Property.

    2.11 ASSIGNED CONTRACTS. Except for sales or orders for Seller's products with an invoice price per order of $5,000 or less, SCHEDULE 1.1.7 lists all Assigned Contracts. True and complete copies of all such Assigned Contracts (as amended to date) have been delivered to SV. All Assigned Contracts are fully executed, have been performed to the extent required on or prior to the date hereof in all material respects, are in full force and effect enforceable in accordance with their respective terms. Seller does not have any outstanding Assigned Contract which will either result in any material loss upon completion or performance thereof after allowance for general and administrative, selling and distribution expenses or otherwise be Materially Adverse. Seller is not in default under any Assigned Contract, and no defaults (not subsequently cured) by Seller have been alleged thereunder, nor does Seller know of any reasonable basis for any claim of default by it or any other party to any Assigned Contract now or in the future, except for defaults which are not Materially Adverse. Seller is not restricted by agreement from carrying on the Business or any other line of business anywhere in the world, and none of its employees are bound by any contract or restriction which affects the employee or Seller in a Materially Adverse way.

    2.12 LITIGATION. There is no litigation, governmental investigation, arbitration or other proceedings (formal or informal) pending or, to Seller's best knowledge, threatened, against or affecting Seller, AEP with respect to Seller, or the Assets; neither Seller nor AEP knows of any reasonable basis for any litigation, governmental investigation, arbitration or other proceedings (formal or informal). Seller is not a party or otherwise subject to any order, writ, injunction, decree or demand of any court or other governmental, regulatory or administrative agency or entity.

    2.13 COMPLIANCE WITH LAWS. The business and operations of Seller and AEP are and have been in compliance with all laws, except where the failure to so comply would not be Materially Adverse. Seller has all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (each of which is in full force and effect and can be transferred without any consent or filing), and Seller has made all filings and registrations and the like, which are necessary or proper to conduct the Business, except where the failure to maintain such permits and other instruments or to make such filings and registrations is not Materially Adverse.

    2.14 FURNITURE AND EQUIPMENT. Attached hereto as SCHEDULE 1.1.3 is a listing of all Furniture and Equipment owned or used by Seller in the Business. All such Furniture and Equipment are in operating condition and are adequate and sufficient for the operation of the Business as currently conducted.

    2.15 ASSETS. Except to the assets of AEP used in connection with the provision of accounting services for Seller, the Assets constitute all of the assets and properties used in connection with the Business as of the date hereof, except as to the Excluded Assets and the assets sold, licensed, leased, disposed of or consumed in the ordinary course of business prior to the Effective Date. No other entity or person controlled by, controlling or under common control with Seller or AEP holds any assets used in or necessary for the operation of the Business as currently conducted.

    2.16 NO OTHER ACQUISITION AGREEMENT. Neither Seller nor AEP is a party to any agreement, contract, license, lease or other arrangement, formal or informal, written or oral, with any entity other than SV concerning a merger, consolidation, asset or stock acquisition, disposition or other business acquisition or business combination transaction involving Seller.

    2.17 COMMISSIONS. Other than Kirkpatrick Pettis and Dain Bosworth, neither Seller, AEP nor any of their respective officers, directors, agents, employees or stockholders have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to this Agreement and the Transactions. Seller shall be solely responsible and liable for any compensation or commission payable to Kirkpatrick Pettis or Dain Bosworth in connection with this Agreement and the Transactions, and Seller and AEP shall defend, indemnify and hold harmless SV and its affiliates from and against any and all brokerage fees, finder's fees, commissions or other similar payments incurred by Seller or AEP.

    2.18 ACCURACY OF INFORMATION FURNISHED. No statement or information contained in any schedule, certificate or other document or information furnished, or to be furnished, in writing by or on behalf of Seller or AEP or SV contains or will contain any untrue statement of a material fact. Neither Seller nor AEP is aware of any facts or circumstances not fully disclosed in this Agreement or the schedules hereto which should be disclosed to SV in order to make any of the representations or warranties made by Seller or AEP herein not misleading in any material respect.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SV

    As an inducement for Seller and AEP to enter into this Agreement, SV hereby represents and warrants that each of the following statements is true and correct as of the date hereof, and will be true and correct as of the Effective
Date:

    3.1 EXISTENCE AND RIGHTS. SV (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and
(ii) has the corporate power and authority, licenses and rights to own its properties, to carry on its business as now conducted and to make and carry out the Transactions. SV is or will be duly qualified and in good standing in each jurisdiction in which the character of the Business as proposed to be conducted by SV makes such qualification necessary, except for such jurisdictions in which SV's failure to be so qualified would not have a material adverse effect on SV.

    3.2 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement and the Transactions by SV have been duly authorized by all necessary corporate and other action and do not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other person. This Agreement has been duly executed and delivered by SV and is a legal, valid and binding obligation of SV, enforceable against it in accordance with its terms. The Related Agreements, when delivered at Closing, will have been duly executed and delivered by SV and will be legal, valid and binding obligations of SV, enforceable against it in accordance with each of their respective terms.

    3.3 NO CONFLICT. The execution, delivery and performance by SV of this Agreement and the Related Agreements will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any agreement, indenture, undertaking or other instrument to which SV is a party or by which they or any of the Assets may be bound or affected, except for any such modification, breach or default which would not have a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), results of operations, properties, assets, liabilities, businesses or prospects of SV; (ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of governments; (iii) violate any provision of the Certificate of Incorporation or Bylaws of SV.

    3.4 COMMISSIONS. Neither SV nor any of its officers, directors, agents, employees or shareholders have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to this Agreement or the Transactions.

    3.5 ACCURACY OF INFORMATION FURNISHED. No statement or information contained in any schedule, certificate or other document or information furnished, or to be furnished, in writing by or on behalf of SV to Seller contains or will contain any untrue statement of a material fact. SV is not aware of any facts or circumstances not fully disclosed in this Agreement which should be disclosed to Seller in order to make any of the representations or warranties made by SV herein not misleading in any material respect.

                                   ARTICLE IV
                           COVENANTS OF SELLER AND AEP

    4.1 CONDUCT PRIOR TO EFFECTIVE DATE. Seller and AEP agree, jointly and severally, that between the date of this Agreement and the Closing Date, unless SV shall otherwise consent in writing or except as expressly contemplated by this Agreement, Seller shall:

           4.1.1 ORDINARY COURSE. Conduct the Business only in the ordinary course of business consistent with past practices.

           4.1.2 GOODWILL. Use its best efforts in good faith to preserve the goodwill of customers, contractors, manufacturers, suppliers, authors, artists and others having business relations with Seller.

           4.1.3 MAINTENANCE OF ASSETS. Maintain all of the Assets in a condition comparable to their current condition, except for reasonable wear and tear and for Assets disposed of, sold, license, leased or consumed in the ordinary course of business consistent with past practices.

           4.1.4 INSURANCE. Maintain in full force and effect all policies of insurance with respect to the Business now in effect and shall give all notices and present all claims under all such policies in a timely fashion.

           4.1.5 SALE OR ACQUISITION OF ASSETS. Not dispose, sell, transfer or create any Lien or Encumbrance on any of the Assets or acquire any Assets except in the ordinary course of business consistent with past practices.

           4.1.6 ASSIGNED CONTRACTS. Not amend any Assigned Contract, except to effect order changes requested by customers or otherwise in the ordinary course of business consistent with past practices.

           4.1.7 WAIVER OF RIGHTS. Not amend, terminate, waive or release any material rights (other than rights related to Excluded Assets) under Assigned Contract or of value to Seller; PROVIDED, HOWEVER, that no such amendment, termination, waiver or release shall have a material adverse effect on the Assets.

           4.1.8 ASSETS ADJUSTMENTS. Other than adjustments related to Excluded Assets, not write-off or write-up any Assets onto its books, or reverse any write-off of Assets on its books, relating to Seller, except in the ordinary course of business consistent with past practices; PROVIDED, HOWEVER, that no such adjustment shall be Materially Adverse.

           4.1.9 MATERIAL AGREEMENTS. Promptly notify SV prior to entering into any agreement, contract, license, lease or other arrangement for property or equipment or any material agreement, contract, license, lease or other arrangement.

           4.1.10 ADVERSE EFFECT. Promptly advise SV orally and in writing of any Materially Adverse change that comes to Seller's attention.

    4.2 REPRESENTATIONS TRUE. Each of Seller and AEP will use its best efforts to ensure that all of the representations and warranties of Seller and AEP set forth in this Agreement to be true and correct from the date hereof through the Closing Date. From the date hereof through the Closing Date, each of Seller and AEP shall deliver to SV immediately upon discovery or access thereto any information (i) as may be reasonably required to update the information set forth on the Disclosure Schedule or the other schedules attached hereto or (ii) that otherwise amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Article II. Notwithstanding anything to the contrary contained in this Agreement, the delivery of any information pursuant to this Section 4.2 shall not limit or otherwise affect the remedies available hereunder to SV.

    4.3 ACCESS. Until the Closing Date, each of Seller and AEP will (i) upon reasonable prior notice permit SV and its authorized representatives to have access during normal business hours to all contracts, books and records and documents relevant to the Transactions, and to make extracts from and copies of such contracts, books and records and documents, (ii) furnish to SV or its authorized representatives such other information with respect to the business or properties of Seller as SV may from time to time reasonably request, (iii) otherwise reasonably cooperate with and assist SV and its authorized representatives in connection with their investigation, (iv) upon the request of SV, deliver to such party true and correct copies of any documents requested and
(v) confer with SV to keep it informed with respect to operational matters of a material nature and to report on the general status of the Business.

    4.4 PERMITS AND CONSENTS. Each of Seller and AEP will make all filings with governmental bodies and other regulatory authorities and use reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for each of them to consummate the Transactions without being in violation of any law or otherwise adversely affecting any of the Assets.

    4.5 TERMINATION OR RELEASE OF SECURITY INTERESTS; CONSENT OF LENDER. Except as set forth in the Disclosure Schedule, Seller will use its best efforts to obtain the termination or release of all security interests in any and all of the Assets on or before the Closing Date, including without limitation termination of security interests held by Seller's and AEP's primary lender, Colorado National Bank ("CNB").

    4.6 INVENTORY CONTROL. Seller shall record any additions to or depletion of its Inventory in accordance with prior practices and maintain accurate records thereof.

    4.7 PRODUCT RETURNS; REPAIRS; WARRANTIES. After the Effective Date, SV, in accordance with reasonable business practices, shall determine whether to accept returns of products sold by Seller, to supply replacement products, to repair products or to perform any warranty work with respect to the products, including with respect to products sold, licensed, leased, shipped or distributed by Seller prior to the Effective Date, or sold as part of the Consumer Catalogue Business from and after the Effective Date until December 31, 1995 (as provided in Section 1.5(b) above). To the extent that SV incurs any costs in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000) (the "COST AND EXPENSE LIMIT") in connection with such returns, replacements, repairs or warranties with respect to any products sold, licensed, leased, shipped or distributed by Seller prior to the Effective Date or from and after the Effective Date until December 31, 1995 for Consumer Catalogue Business sales, aggregated with SV's costs and expenses under Section 4.8 below, Seller shall promptly indemnify SV for any such costs in excess of the Cost and Expense Limit.

    4.8 ASSIGNMENT OF ASSIGNED AGREEMENTS. Promptly following execution of this Agreement, and continuing after the Effective Date, Seller shall use its best efforts, at Seller's sole cost and expense, to cause assignment to SV of all Assigned Contracts that, by their terms or by law, may not be assigned or transferred to SV without the consent (written or otherwise) of any party to such Assigned Contract. In the event that Seller is unable to cause assignment of any such Assigned Contract, Seller will use its best efforts to arrange for SV to gain the benefits of such Assigned Contract in exchange for the performance by SV of Seller's obligations under the Assigned Contract. Any cost or expense incurred by SV in obtaining assignment of Assigned Contracts shall be credited against the Cost and Expense Limit, and Seller shall promptly indemnify SV for all the aggregate of all costs and expenses incurred by SV under Sections 4.7 and 4.8 in excess of the Cost and Expense Limit.

    4.9 TRANSFER, ASSIGNMENT AND REGISTRATION OF INTELLECTUAL PROPERTY. Promptly following execution of this Agreement, and continuing after the Effective Date, Seller shall use its best efforts, at its sole cost and expense, to cause transfer and assignment to SV of all right, title and interest in and to all Intellectual Property and to file and pursue a petition for cancellation of the mark SUMMIT LEARNING, federal registration number 1,629,015, held by Summit Learning Systems, Inc., Nashville, Tennessee. Seller shall use commercially reasonable efforts to prosecute such petition until the earlier of
(a) final, non-appealable resolution of such petition by a court or administrative body of competent jurisdiction, (b) settlement of such petition in a manner that allows SV to use without challenge from Summit Learning Systems, Inc. (and any assignee, transferee or successor thereto), such mark in the manners in which the mark has been used by Seller prior to the date hereof or (c) assumption in writing by SV of Seller's obligation to pursue such petition (and SV shall have the right to assume such obligation at any time on written notice from SV to Seller). Prior to entering into any settlement in accordance with subclause (b) of the prior sentence, Seller shall notify SV of the proposed settlement, and SV shall have the right, in its sole discretion, to assume Seller's obligation to pursue of such petition, in lieu of entering into a settlement with Summit Learning Systems, Inc. In addition to the foregoing, promptly following execution of this Agreement, and continuing after the Effective Date, Seller shall use its best efforts to cooperate with and assist SV to (i) cause copyright registrations to be filed with the United States Library of Congress for all Assets for which Seller holds unregistered copyrights (if any) and (ii) cause such affidavits of use and other documents to be filed with the United States Patent and Trademark Office as necessary to preserve and perfect SV's right, title and interest in and to all Intellectual Property that are trademarks, tradenames or service marks.

    4.10 NON-SOLICITATION. During the term of this Agreement, neither Seller nor AEP, nor their respective officers, employees, representatives or agents, shall, directly or indirectly, solicit or participate in discussions or negotiations with, provide any nonpublic information concerning the Business, properties or Assets of Seller or the transactions contemplated hereby to, or cooperate with any corporation, partnership, person or other entity or group concerning any merger, sale of substantial assets, sale of a substantial equity interest or similar transaction involving Seller or the Assets.

    4.11   SALE OF AEP PRODUCTS.  Subject to SV's covenants set forth in Section
5.5 below, for a period of five (5) years from and after the Effective Date (the "PRODUCT PURCHASE PERIOD"), AEP, on behalf of itself, its subsidiaries and affiliates, hereby agrees to sell, from time to time upon demand of SV, educational products, materials and goods proprietary to or manufactured by AEP, its subsidiaries or affiliates (the "AEP PRODUCTS"), for resale or distribution by SV. AEP shall sell the AEP Products to SV during the Product Purchase Period for a price equal to the lesser of fifty percent (50%) of the suggested retail price for the Products, or the lowest price offered to any dealer, reseller or distributor of such Products.

    4.12 TRANSFER OF BUSINESS RELATIONSHIPS. From and after the Closing Date, each of Seller and AEP shall use its best efforts to cause Seller's suppliers, vendors and third-party product providers to transfer their business relationship from Seller or AEP to SV and to continue to do business with SV on terms at least as favorable as those on which such suppliers, vendors and third-party product providers conducted business with Seller and AEP prior to the Closing Date.

    4.13 MERGER OR DISSOLUTION OF SELLER. Within thirty (30) days following the later of (i) filing on behalf of Seller of its federal tax return covering its operations prior to the Effective Date (which filing shall occur on or before the original due date for such return, without extension), and (ii) the first to occur of resolution of the petition for cancellation in accordance with
Section 4.9 above or assumption by SV of Seller's obligations under such Section, AEP shall cause Seller to be either merged up into AEP or liquidated and dissolved (making appropriate allowances and reserves for Seller's obligations and liabilities then in existence or that may arise post-liquidation or dissolution). Notwithstanding any merger, liquidation or dissolution, AEP shall be and remain liable to SV for all of Seller's post-Closing obligations and liabilities hereunder.

    4.14 CANCELLATION OF DEBT. At the Closing, but effective as of the Effective Date, AEP shall cancel and forgive all debt and other obligations owed by Seller to AEP.

                                    ARTICLE V
                                 COVENANTS OF SV

    5.1 REPRESENTATIONS TRUE. SV will use its best efforts to ensure that all of its representations and warranties set forth in this Agreement to be true and correct from the date hereof through the Effective Date. From the date hereof through the Effective Date, SV shall deliver to Seller immediately upon either SV's discovery or access thereto, any information that otherwise amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Article III. Notwithstanding anything to the contrary contained in this Agreement, the delivery of any information pursuant to this
Section 5.1 shall not limit or otherwise affect the remedies available hereunder to Seller.

    5.2 PERMITS. SV will make all filings with governmental bodies and other regulatory authorities and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary for SV to consummate the Transactions without being in violation of any law.

    5.3 ACCESS TO BOOKS AND RECORDS AFTER EFFECTIVE DATE. SV shall maintain for a period of five (5) years all original Books and Records. After the Effective Date, SV shall provide Seller, during ordinary business hours and upon reasonable notice, with access to the original Books and Records for review and copying. If, during or at the end of such period, SV proposes to dispose of any of such original documents, SV shall first offer to deliver the same to Seller at Seller's expense.

    5.4 POST-CLOSING SALE OF EXCLUDED INVENTORY. As of the Effective Date, any Excluded Inventory, as jointly agreed to by SV and Seller, shall be transferred to SV on consignment to be sold for a period of three years following the Effective Date following exhaustion of current product Inventory purchased by SV hereunder. SV shall use its commercially reasonable efforts to sell such Excluded Inventory. Upon receipt of revenues following the sale of any item of Excluded Inventory, SV shall pay to Seller Seller's cost from its third-party supplier for such item, but not to exceed the amount actually received by SV. Following expiration of such three-year period, any remaining Excluded Inventory shall, at the election of Seller, either be returned to Seller at Seller's sole cost and expense or destroyed by SV. In the event that Seller elects to have such Excluded Inventory returned to Seller, Seller covenants and agrees not to use such Excluded Inventory in any manner that would violate Seller's Non-Competition Agreement with SV. Seller may assign to AEP at any time its right to payments and to return of unsold Excluded Inventory.

    5.5 PURCHASE OF AEP PRODUCTS. During the Product Purchase Period, SV covenants and agrees, with respect to catalogues developed through the Business purchased by SV hereunder, to devote substantially similar catalogue space as is currently devoted by Seller to AEP Products, as long as such Products continue to produce gross sales and margins reasonably acceptable to SV, in its reasonable determination. In the event that SV determines to replace any AEP Product in a catalogue with a lesser-priced product similar in form and function, but produced by a third party, SV shall notify AEP, and provide AEP ten (10) days in which to meet the price offered by the third party, in which case SV shall continue to carry the AEP Product, rather than the third party's product. In the event AEP fails to meet or better the price of the third party product provider, SV may carry the product produced by the third party, and cease carrying the AEP Product. AEP's and Seller's sole and exclusive remedy for breach by SV of any provision of this Section 5.5 shall be the immediate termination of the Product Purchase Period and AEP's future obligations under
Section 4.11 above.

                                   ARTICLE VI
                    CONDITIONS PRECEDENT TO OBLIGATIONS OF SV

    The obligations of SV to consummate this Agreement and the Transactions are subject to the fulfillment, prior to or as of the Closing Date, of the following conditions, each of which may be waived by SV in writing:

    6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and AEP contained in this Agreement or in any certificate or document delivered to SV pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and each of Seller and AEP shall have delivered to SV a certificate to such effect.

    6.2 COVENANTS. Seller and AEP shall have in all material respects performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date. Each of Seller and AEP shall have delivered to SV an officer's certificate to such effect.

    6.3 RELATED AGREEMENTS. Each of the Related Agreements shall have been executed and delivered by the parties thereto.

    6.4 TERMINATION OF SECURITY INTERESTS; BANK COVENANTS. Except for those items set forth in the Disclosure Schedule and specifically initialled by SV, at or prior to the Closing Date, Seller shall provide termination statements, terminating any third parties' security interests in any of the Assets, including without limitation those security interests held by CNB. In addition, CNB shall execute a binding covenant in favor of SV, pursuant to which CNB shall agree (i) in the event of a subsequent bankruptcy by Seller or AEP, CNB shall not assert or support that consummation of the transactions contemplated by this Agreement, including without limitation transfer by Seller of the Assets for the consideration set forth herein, was for less than fair and equivalent value and consideration.

    6.5 CONSENTS OBTAINED. Each party shall have obtained all consents and approvals from and shall have completed all declarations, filings and registrations with, government agencies and third parties that are required for the execution, delivery and performance of this Agreement by such party, except where the failure to obtain such consents or approvals is a result of a breach by SV.

    6.6 APPROVAL OF BOARD. The Board of Directors of SV shall have approved this Agreement and the Transactions.

    6.7 NO MATERIAL ADVERSE CHANGE. From September 30, 1995, until the Closing Date, there shall have been no change (whether or not covered by insurance) that is Materially Adverse, including without limitation any materially adverse change in Seller's financial condition.

    6.8 MATERIAL LIMITATION. No statute, rule, regulation, executive order, or final decree or preliminary or permanent injunction shall have been enacted, entered, or promulgated which (i) would impose any material limitation on the ability of SV effectively to exercise full rights of ownership, or rights as the case may be, with respect to any material Asset, or (ii) effect any changes in the regulatory framework (including any adoption procedures) for the sale and distribution of products to educational institutions in the United States, Canada or the United Kingdom that would be Materially Adverse.

    6.9 DUE DILIGENCE. SV shall have completed its due diligence review of Seller, AEP, the Assets and the Business (including diligence of Seller's principal product providers), and shall have identified no Materially Adverse circumstances or fact as a result thereof.

    6.10 LEGAL ACTIONS OR PROCEEDINGS. Except for those items set forth in the Disclosure Schedule and specifically initialled by SV, no legal action or proceeding shall have been instituted or threatened by any governmental agency or third party seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or threatened by any private party seeking material monetary awards from SV in connection with the Transactions.

    6.11 ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by each of Seller and AEP in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to SV, and SV shall have received all such certified or other copies of such documents as it may reasonably request.

    6.12 OPINION OF COUNSEL. SV shall have received an opinion, dated as the closing date, from Neuman & Cobb substantially in the form of EXHIBIT E attached hereto.

    6.13 NON-COMPETITION AGREEMENT. SV, on the one hand, and Seller and AEP, on the other hand, shall have entered into an agreement pursuant to which Seller and AEP shall covenant and agree not to compete with SV or its affiliates in the United States and certain other territories where SV intends to market Seller's products (as specified in such agreement) for a period of five years following the Effective Date, which agreement shall be in the form of the Non-Competition Agreement attached hereto as EXHIBIT F.

    6.14 FAIRNESS OPINION. Seller and AEP shall deliver to SV a true and correct copy of Dain Bosworth's executed, issued and delivered opinion, addressed to Seller, AEP and AEP's stockholders, that the transactions contemplated by this Agreement, and the consideration to be paid by SV to Seller in exchange for purchase by SV of the Assets hereunder, are fair to Seller, AEP and AEP's stockholders (the "FAIRNESS OPINION").

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller to consummate this Agreement and the Transactions are subject to the fulfillment, prior to or at the Closing Date, of the following conditions, each of which may be waived by Seller in writing:

    7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of SV contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and SV shall have delivered to Seller a certificate to such effect.

    7.2 COVENANTS. SV shall have in all material respects performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date. SV shall have delivered to Seller a certificate to such effect.

    7.3 RELATED AGREEMENTS. Each of the Related Agreements to which SV is a party shall have been executed and delivered by SV.

    7.4 CONSENTS OBTAINED. Each party shall have obtained all consents and approvals from and shall have completed all declarations, filings and registrations with, government agencies and third parties that are required for the execution, delivery and performance of this

Agreement by such party, except where the failure to obtain such consents or approvals is a result of a breach by Seller or AEP.

    7.5 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or threatened by any governmental agency or third party seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or threatened by any private party seeking material monetary awards from Seller in connection with the Transactions.

    7.6 ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by SV in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such certified or other copies of such documents as it may reasonably request.

    7.7 FAIRNESS OPINION. Dain Bosworth shall have executed, issued and delivered the Fairness Opinion to Seller and AEP.

                                  ARTICLE VIII
                                   TERMINATION

    8.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date as follows:

                (a) INJUNCTION. By AEP, Seller or SV if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

                (b)  MUTUAL AGREEMENT.  By mutual agreement of Seller, AEP and
    SV.

                (c) TERMINATION DATE. By AEP, Seller or SV if the Closing Date shall not have occurred on or before December 31, 1995 (provided that the right to terminate this Agreement pursuant to this subsection shall not be available to a party or its affiliate who has materially breached any representation, warranty or covenant of this Agreement).

                (d) MATERIAL BREACH. By Seller upon a material breach of any representation, warranty or covenant of this Agreement by SV, and by SV upon a material breach of any representation, warranty or covenant of this Agreement by Seller or AEP; but only if such remains uncured for a period of ten (10) business days after receipt of written notice of such breach from the nonbreaching party.

    8.2 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to this Article VIII, all obligations of the parties hereunder shall terminate without further liability of any party to any other party; however, nothing contained in this Section 8.2 shall relieve any party of liability for any breach of this Agreement which occurred prior to the date of termination of this Agreement.

    8.3 RIGHTS TO PROCEED. Notwithstanding anything contained in this Agreement to the contrary, if any of the conditions specified in Article VI have not been satisfied, SV shall have the right to proceed with the Transactions without waiving any of its rights hereunder; and if any of the conditions specified in Article VII have not been satisfied, Seller shall have the right to proceed with the Transactions without waiving any of its rights hereunder.

    8.4 SPECIFIC PERFORMANCE. The Assets are uniquely suited for the purposes and needs of SV. If Seller or AEP should breach any of its representations, warranties or covenants under this Agreement, the parties each acknowledge that the remedy at law would be inadequate to compensate SV. Accordingly, SV, in addition to any other available rights or remedies, may at its sole option sue in equity for specific performance, and each of Seller and AEP expressly waives the defense that a remedy in damages will be adequate.

                                   ARTICLE IX
                                 INDEMNIFICATION

    9.1 INDEMNIFICATION. SV, on the one hand, and Seller and AEP, jointly and severally on the other hand, each agree to indemnify and hold the other (including their affiliates, officers, directors, employees and agents) harmless from and against any and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs incident to any claim, suit, action, investigation or other proceeding), damages and losses, net of any tax adjustments, settlements, reductions or other effects which actually result from the loss and its payment ("LOSSES") arising out of or resulting from a breach of any representation, warranty or covenant made by, or obligation or agreement of, the other party to this Agreement. Each of Seller and AEP, jointly and severally, agrees to indemnify and hold SV (including its affiliates, officers, directors, employees and agents) harmless from and against any and all Losses arising out of or resulting from any liabilities or obligations or commitments of any nature of Seller or AEP to the extent arising out of transactions entered into, actions taken, events occurring or facts or circumstances existing prior to the Effective Date, other than obligations expressly assumed by SV pursuant to this Agreement. SV agrees to indemnify and hold Seller and AEP (including their affiliates, officers, directors, employees and agents) harmless from and against any and all Losses arising out the Business acquired by SV after the Effective Date, to the extent arising out of transactions entered into, actions taken or events occurring after the Effective Date, and including without limitation those arising from the Assigned Contracts, but not including without limitation those arising from the Excluded Contracts, Excluded Assets or Excluded Liabilities. Seller's and AEP's indemnification of SV shall specifically include, without limitation, any Losses arising out of (i) taxes (including, without limitation, payroll and social security taxes), (ii) employment (including, without limitation, unfair labor practices and the Employee Retirement Income Security Act), (iii) noncompliance (including, without limitation, environmental noncompliance) with laws, rules, regulations, statutes, ordinances, permits, judgments, injunctions, orders, decrees, licenses or other governmental authorizations or approvals applicable to the Business prior to the Effective Date and (iv) the operations of Seller and AEP prior to the Effective Date.


    9.2    PROCEDURE FOR INDEMNIFICATION.

           9.2.1 The provisions of this Section 9.2 shall govern any claim for indemnification by SV or by Seller or AEP pursuant to Section 9.1 (each such party an "INDEMNITEE") against the party or parties agreeing to provide indemnification hereunder (the "INDEMNITOR").

           9.2.2 The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; PROVIDED that the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee, reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within fourteen (14) days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the indemnitee harmless from and against any and all Damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement.

           9.2.3 If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

    9.3 OFFSET AGAINST HOLDBACK AMOUNT. Any amount determined to be owed by Seller or AEP to SV pursuant to this Article IX pursuant to the entry of a final judgment from which all appellate rights have been exhausted or expired by the passage of time or by virtue of a voluntary settlement agreement to which Seller or AEP, as the case may be, is a party, or by virtue of the entry of findings by an arbitrator pursuant to the provisions of Section 10.10.2, whether or not judgment has been entered by a court of competent jurisdiction on the basis thereof, shall be satisfied first by offset against the Holdback Amount, if any, to the extent not yet exhausted or paid to Seller.

                                    ARTICLE X
                                  MISCELLANEOUS

    10.1 ANNOUNCEMENTS. Except to the extent required by law, neither SV, Seller nor AEP shall make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions prior to the Closing Date without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure.

    10.2 COOPERATION. Each party hereto agrees, both before and after the Effective Date, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

    10.3 BULK TRANSFER LAWS. If SV requests, Seller will comply with any applicable bulk transfer laws. If SV does not so request, SV and Seller each hereby waives compliance with any applicable bulk transfer laws in connection with the sale of the Assets hereunder and Seller hereby agrees to indemnify SV against and hold SV harmless from any and all damages and liabilities (including reasonable attorneys' fees) relating to or resulting from such non-compliance.

    10.4 COMPLETE AGREEMENT: MODIFICATIONS. This Agreement, and any documents referred to herein or executed contemporaneously herewith, constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, other than the Nondisclosure Agreement between AEP and SV effective March 16, 1995, which Nondisclosure Agreement remains in full force and effect and binds each of SV and Seller, as a subsidiary of AEP. This Agreement may not be amended, altered or modified except by a writing signed by SV, Seller and AEP.

    10.5 EXPENSES. The parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the Transactions, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants.

    10.6 REMEDIES NOT EXCLUSIVE: NO TERMINATION. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

    10.7 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made by personal delivery, by a nationally recognized courier service for overnight delivery, by facsimile (with a confirming copy by regular mail) or by registered or certified mail, postage prepaid, return receipt requested, addressed if to Seller or AEP, at:

                    5350 Manhattan Circle, Suite 210
                    Boulder, Colorado 80303
                    Attention: Mr. Paul D. Whittle, President and Chief Executive Officer
                    Facsimile:  (303) 543-0003

                    with a copy to:

                    Clifford L. Neuman, Esq.
                    Neuman & Cobb
                    1507 Pine St.
                    Boulder, Colorado 80302
                    Facsimile: (303) 449-1045

           if to SV, at:

                    8701 North MoPac Expressway, Suite 200
                    Austin, Texas 78759
                    Attention: Roy E. Mayers, President
                    Facsimile:  (512) 795-3397

                    with a copy to:

                    National Education Corporation
                    18400 Von Karman Avenue
                    Irvine, California 92715
                    Attention: Philip C. Maynard, General Counsel
                    Facsimile:  (714) 474-9494

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 10.7. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery or facsimile, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

    10.8 THIRD-PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

    10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to the conflicts of law or choice of law provisions thereof.

    10.10  DISPUTE RESOLUTION AND ARBITRATION.

           10.10.1 NEGOTIATION BETWEEN EXECUTIVES. The parties shall attempt in good faith to resolve any dispute arising out or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the receiving party's response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, the Evidence Code of the State of Texas and other states' rules and codes of evidence.

           10.10.2 ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity thereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section 10.2.1 shall be settled by arbitration in accordance with the then-current End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Austin, Texas. THE ARBITRATOR IS NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES), IN ANY FORUM. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

    10.11 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

    10.12 ILLEGALITY. Nothing herein contained shall be construed to require the performance by either party of any act contrary to law. In the event of any conflict between any provision hereof and any law or governmental regulation, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed only to the extent necessary to bring them within the requirement of such law or regulation requirement.

    10.13 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights hereunder shall be assignable by SV, on the one hand, or Seller or AEP, on the other hand, without the prior written consent of the other party, except that, after the Effective Date, SV shall have the right to assign its post-Effective Date rights under this Agreement to any party including, without limitation, to any affiliate of SV. Except as set forth in the preceding sentence, this Agreement shall inure to the benefit of and shall be binding on the parties, and their respective successors and permitted assigns.

    10.14  RULES OF CONSTRUCTION.

           10.14.1 HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

           10.14.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

           10.14.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect.

           10.14.4 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof.

    10.15 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SUMMIT LEARNING, INC.                   STECK-VAUGHN PUBLISHING
                                        CORPORATION

By:  /s/ Paul D. Whittle                By:  /s/ Roy Mayers
     -------------------------               ---------------------------
Its: President                          Its: President and CEO
     -------------------------               ---------------------------

AMERICAN EDUCATIONAL PRODUCTS, INC.

By:  /s/ Paul D. Whittle
    -------------------


Its: President
    -------------------